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                                                          EXHIBIT 99

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                                                           SOLUTIA INC.

                                      COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                      (DOLLARS IN MILLIONS)

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                                        FOUR MONTHS                                                               NINE MONTHS
                                           ENDED                                                                     ENDED
                                    DECEMBER 31, 1997(1)       1998        1999        2000        2001        SEPTEMBER 30, 2002
                                    --------------------       -----       -----       -----       -----       ------------------
Income (loss) from continuing
  operations, before income taxes
  and equity earnings (loss)
  from affiliates(2)..............         $  37               $ 350       $ 267       $   6       $ (64)            $  19

Add:
     Fixed charges................            22                  58          62         114         104                86
     Amortization of capitalized
       interest...................             2                   7           7           7           7                 5
     Dividends from affiliated
       companies..................            14                  37          60          45          30                21

Less:
     Interest capitalized.........            (4)                 (6)        (13)        (18)         (2)               (1)
                                           -----               -----       -----       -----       -----             -----
        Income as adjusted........         $  71               $ 446       $ 383       $ 154       $  75             $ 130
                                           =====               =====       =====       =====       =====             =====

Fixed charges:
    Interest expensed and
      capitalized.................            19                  49          53         101          92                77
    Estimate of interest within
      rental expense..............             3                   9           9          13          12                 9
                                           -----               -----       -----       -----       -----             -----
        Fixed charges.............         $  22               $  58       $  62       $ 114       $ 104             $  86
                                           =====               =====       =====       =====       =====             =====

Ratio of Earnings to
  Fixed Charges(3)................          3.23                7.69        6.18        1.35        0.72              1.51
                                           =====               =====       =====       =====       =====             =====

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(1) We have not calculated the ratio of earnings to fixed charges for the periods before September 1, 1997. Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and Monsanto Company did not allocate debt to us.

(2) Includes restructuring and other items of $58 million for the year ended December 31, 2001, $107 million for the year ended December 31, 2000, $61 million for the year ended December 31, 1999, and $72 million for the four months ended December 31, 1997.

(3) Earnings for the year ended December 31, 2001, would have to be $29 million higher in order to achieve a one-to-one ratio.
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